Exhibit 10.18

Published CUSIP Number: 09179FAA0

$200,000,000

CREDIT AGREEMENT

DATED AS OF OCTOBER 30, 2009

AMONG

BJ’s WHOLESALE CLUB, INC.,

THE LENDERS,

BANK OF AMERICA, N.A.,

AS LC ISSUER, AS SWING LINE LENDER

AND AS ADMINISTRATIVE AGENT,

SOVEREIGN BANK, N.A.,

AS LC ISSUER AND AS SYNDICATION AGENT

AND

FIFTH THIRD BANK,

BARCLAYS BANK PLC,

AND

WELLS FARGO BANK, N.A.,

AS CO-DOCUMENTATION AGENTS

BANC OF AMERICA SECURITIES LLC,

AND

SOVEREIGN BANK, N.A.,

AS

CO-LEAD ARRANGERS AND CO-BOOK MANAGERS

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II THE CREDITS		19
2.1	Commitment	19
2.2	Required Payments; Termination	19
2.3	Ratable Loans	20
2.4	Types of Advances	20
2.5	Swing Line Loans	20
2.6	Commitment Fee; Reductions and Increases in Aggregate Commitment	22
2.7	Minimum Amount of Each Advance	23
2.8	Optional Principal Payments	23
2.9	Method of Selecting Types and Interest Periods for New Advances	23
2.10	Conversion and Continuation of Outstanding Advances	24
2.11	Changes in Interest Rate, etc.	25
2.12	Rates Applicable After Default	25
2.13	Method of Payment	25
2.14	Noteless Agreement; Evidence of Indebtedness	26
2.15	Reserved	26
2.16	Interest Payment Dates; Interest and Fee Basis; Retroactive Adjustment of Applicable Margin	26
2.17	Notification of Advances, Interest Rates, Prepayments and Commitment Changes	27
2.18	Lending Installations	28
2.19	Non-Receipt of Funds by the Administrative Agent	28
2.20	Facility LCs	29

ARTICLE III YIELD PROTECTION; TAXES		35
3.1	Yield Protection	35
3.2	Changes in Capital Adequacy Regulations	36
3.3	Availability of Types of Advances	36
3.4	Funding Indemnification	37
3.5	Taxes	37
3.6	Lender Statements; Survival of Indemnity	39

ARTICLE IV CONDITIONS PRECEDENT		40
4.1	Initial Credit Extension	40
4.2	Each Credit Extension	41

ARTICLE V REPRESENTATIONS AND WARRANTIES		42
5.1	Existence and Standing	42
5.2	Authorization and Validity	42
5.3	No Conflict; Government Consent	42
5.4	Financial Statements	42
5.5	Material Adverse Change; Default	43
5.6	Taxes	43
5.7	Litigation and Contingent Obligations	43
5.8	Subsidiaries	43

5.9	ERISA	43
5.10	Accuracy of Information	44
5.11	Regulation U and X	44
5.12	Material Agreements	44
5.13	Compliance With Laws	44
5.14	Ownership of Properties	44
5.15	Environmental Matters	44
5.16	Investment Company Act	45

ARTICLE VI COVENANTS		45
6.1	Financial Reporting	45
6.2	Use of Proceeds	48
6.3	Notice of Default	48
6.4	Conduct of Business	48
6.5	Taxes	48
6.6	Insurance	48
6.7	Compliance with Laws	48
6.8	Maintenance of Properties	49
6.9	Inspection	49
6.10	Dividends	49
6.11	Indebtedness	49
6.12	Merger	50
6.13	Sale of Assets	51
6.14	Investments and Acquisitions	51
6.15	Liens	53
6.16	Affiliates	55
6.17	Amendments	55
6.18	Rate Hedging Obligations	56
6.19	Financial Covenants	56
6.20	Subsidiary Guaranties	56
6.21	Intercompany Indebtedness	57

ARTICLE VII DEFAULTS		57

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		59
8.1	Acceleration; Facility LC Collateral Account	59
8.2	Amendments	60
8.3	Preservation of Rights	61

ARTICLE IX GENERAL PROVISIONS		61
9.1	Survival of Representations	61
9.2	Governmental Regulation	61
9.3	Headings	61
9.4	Entire Agreement	62
9.5	Several Obligations; Benefits of this Agreement	62
9.6	Expenses; Indemnification	62
9.7	Accounting	63
9.8	Severability of Provisions	63
9.9	Nonliability of Lenders	63

9.10	Confidentiality	64
9.11	Nonreliance	64
9.12	Disclosure	64
9.13	USA PATRIOT Act	64
9.14	Termination of Prior Agreement	64
9.15	The Platform.	64
9.16	Replacement of Lenders.	65

ARTICLE X THE ADMINISTRATIVE AGENT		66
10.1	Appointment; Nature of Relationship	66
10.2	Rights as a Lender	66
10.3	Exculpatory Provisions	66
10.4	Reliance by Administrative Agent.	67
10.5	Delegation of Duties	67
10.6	Resignation of Administrative Agent.	68
10.7	Non-Reliance on Administrative Agent and Other Lenders.	69
10.8	No Other Duties; Etc.	69
10.9	Administrative Agent May File Proofs of Claim.	69

ARTICLE XI SETOFF; RATABLE PAYMENTS		70
11.1	Setoff	70
11.2	Ratable Payments	70

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		71
12.1	Successors and Assigns	71
12.2	Dissemination of Information	75
12.3	Tax Treatment	75

ARTICLE XIII NOTICES		75
13.1	Notices	75
13.2	Change of Address	75

ARTICLE XIV COUNTERPARTS		76

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		76
15.1	CHOICE OF LAW	76
15.2	CONSENT TO JURISDICTION	76
15.3	WAIVER OF JURY TRIAL	76

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Subsidiary Guaranty
Exhibit D	Form of Swing Line Borrowing Notice
Exhibit E	Form of Borrowing Notice

SCHEDULES

Schedule 1	Commitments
Schedule 5.8	Subsidiaries
Schedule 6.11	Indebtedness
Schedule 6.14	Investments
Schedule 6.15	Liens

CREDIT AGREEMENT

This Agreement, dated as of October 30, 2009, is among BJ’s Wholesale Club, Inc., the Lenders and Bank of America, N.A., a national banking association, as LC Issuer, as Swing Line Lender and as Administrative Agent. The parties hereto agree as follows:

R E C I T A L S:

A. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $200,000,000 (as the same may be increased in accordance with the terms hereof); and

B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Active Subsidiary” means a Subsidiary that has total assets of at least $500,000.

“Adjusted Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (i) the outstanding principal amount of all Indebtedness plus (ii) the product of eight (8) times Rentals (for the twelve (12) months most recently completed prior to the date of determination).

“Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Debt as of such date to (b) EBITDAR for the most recently completed four fiscal quarters.

“Administrative Agent” means Bank of America in its capacity as administrative agent of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of LIBOR Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $200,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 hereof; provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.19, such term shall mean generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Financial Statements.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBOR Rate for a LIBOR Rate Loan with an Interest Period of one month plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Applicable Margin” means, with respect to Advances of any Type at any time, the following percentages per annum, based upon the Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.1(iii):

Level	Adjusted Leverage Ratio	Commitment Fee	Applicable Margin for LIBOR Loans	Applicable Margin for Floating Rate Loans	Facility LC Fee

I	< 1.00:1	20.0 bps	200 bps	100 bps	200 bps

II	< 2.00:1 but > 1.00:1	25.0 bps	250 bps	150 bps	250 bps

III	> 2.00:1	37.5 bps	275 bps	175 bps	275 bps

Any increase or decrease in the Applicable Margin resulting from a change in the Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.1(iii); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.1(iii), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Adjusted Leverage Ratio contained in such Compliance Certificate. The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.1(iii) for the second full fiscal quarter to occur following the Closing Date shall be determined based upon Level III.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, and its successors, in its capacity as Co-Lead Arranger and Co-Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1) and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Chairman, Chief Executive Officer, Chief Financial Officer, Treasurer, Assistant Treasurer, Controller or any Vice President–Finance of the Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank of America” means Bank of America, N.A., a national banking association, in its individual capacity, and its successors.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” means BJ’s Wholesale Club, Inc., a Delaware corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrower Materials” has the meaning specified in Section 6.1.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals

(a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Closing Date” means the date hereof.

“Collateral Shortfall Amount” is defined in Section 8.1(i).

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on Schedule 1 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.1 or as otherwise modified from time to time pursuant to the terms hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated EBITDA” means, for any period for the Borrower and its Subsidiaries, (a) Net Income plus (b) to the extent deducted in calculating such Net Income, the sum of (i) Interest Expense plus (ii) all provisions for any Federal, state or other domestic and foreign income taxes plus (iii) depreciation and amortization (including, without limitation, any non-cash asset impairment charges) plus (iv) stock-based compensation expense plus (v) all other non-cash charges (other than any such charges that would result in an accrual or a reserve for cash charges in the future) minus (c) non-recurring non-cash gains, in each case on a consolidated basis determined in accordance with Agreement Accounting Principles applied on a consistent basis or otherwise defined herein. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership (but does not include (i) any application for a Letter of Credit or (ii) any obligation of any

Person to pay the purchase price of real estate, subject to the satisfaction of customary conditions precedent, contracted for in the ordinary course of business). The principal amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Contingent Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC hereunder.

“Current Maturities” means, as of any date of determination, the sum of all amounts which were due and payable within 12 months prior to such date with respect to any Indebtedness with an original term in excess of one year (it being understood that Indebtedness under this Agreement shall not be included), all determined on a consolidated basis for the Borrower and its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed to perform its obligation to fund any portion of the Loans, participations in LC Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such obligation is the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or direct or indirect parent company thereof by a Governmental Authority.

“EBITDAR” means, for any period, the sum of Consolidated EBITDA and Rents. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“EBITR” means, for any period for the Borrower and its Subsidiaries, Consolidated EBITDA minus depreciation and amortization plus Consolidated Rents, in each case on a consolidated basis as determined in accordance with Agreement Accounting Principles applied on a consistent basis. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.1(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.1(b)(iii)).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the determination that a Plan is in “at risk status” as defined in Section 430(i)(4) of the Code (without regard to Section 430(i)(4)(B) of the Code relating to the transition rule); (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under

Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“Facility Termination Date” means October 30, 2012 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means a ratio of (i) EBITR for such fiscal quarter and the three immediately preceding fiscal quarters to (ii) the sum of Interest Expense, Rents and cash dividends for such fiscal quarter and the three immediately preceding fiscal quarters plus Current Maturities as of the end of such fiscal quarter, all determined on a consolidated basis for the Borrower and its Subsidiaries.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Guarantor” means any Subsidiary which is from time to time a party to the Subsidiary Guaranty, including each Person that joins as a Guarantor pursuant to Section 6.20 or otherwise. The initial Guarantors are BJME Operating Corp., Strathmore Holdings, Inc., the Trademark Subsidiary, BJ’s NJ Distribution Center, LLC, Natick Realty, Inc. and the Investment Subsidiary.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Lender” means any Lender as to which (a) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (b) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent, the LC Issuer and the Swing Line Lender that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (or participations in respect of Letters of Credit or Swing Line Loans) or (c) has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any equity interest in such direct or indirect parent company by a Governmental Authority.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than trade accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, in each case, not past due for more than sixty (60) days after the due date of such trade account payable), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from

Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations and (vii) any other obligation for borrowed money or other financial accommodations (excluding trade payables incurred in the ordinary course) which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under Rate Hedging Obligations or in respect of any other derivative financial instrument, (ix) unreimbursed draws under Letters of Credit and (x) Contingent Obligations.

“Interest Expense” means, for any period for the Borrower and its Subsidiaries, net interest expense on a consolidated basis as determined in accordance with Agreement Accounting Principles applied on a consistent basis. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Interest Period” means, with respect to a LIBOR Advance, a period of seven days, or one, two, three, six, nine or twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date seven days or one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts (valued at cost or, at any time, net liability of such Person thereunder) owned by such Person.

“Investment Subsidiary” means Natick Security Corp., a Massachusetts corporation and a Wholly-Owned Subsidiary of the Borrower, and its successors.

“LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit.

“LC Fee” is defined in Section 2.20.4.

“LC Issuer” means (a) Bank of America (or any subsidiary or affiliate of Bank of America designated by Bank of America), (b) Sovereign (or any subsidiary or affiliate of Sovereign designated by Sovereign), in each case in its capacity as issuer of Facility LCs hereunder or (c) any other Lender which agrees with the Borrower to act as an issuer of Facility LCs hereunder, in its capacity as such Issuer.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.20.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, each other Person that becomes a “Lender” in accordance with this Agreement, and their and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes Bank of America in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable. A Letter of Credit may only be a standby letter of credit.

“LIBOR Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable LIBOR Rate.

“LIBOR Base Rate” means:

(a) For any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(b) For any day with respect to an interest rate calculation for a Floating Rate Loan, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 a.m., London time, two Business Days prior to such date for dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on such day in same day funds in the approximate amount of the Floating Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to such day.

“LIBOR Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable LIBOR Rate.

“LIBOR Rate” means (a) for any Interest Period with respect to any LIBOR Advance, a rate per annum determined by the Administrative Agent to be equal to (i) the quotient obtained by dividing (A) the LIBOR Base Rate for such LIBOR Advance for such Interest Period by (B) one minus the Statutory Reserve Rate for such LIBOR Advance for such Interest Period plus (ii) the Applicable Margin and (b) for any day with respect to any Floating Rate Loan bearing interest at a rate based on the LIBOR Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the LIBOR Base Rate for such Floating Rate Loan for such day by (ii) one minus the Statutory Reserve Rate for such Floating Rate Loan for such day.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.14 and the Subsidiary Guaranty (along with any amendments to the Subsidiary Guaranty).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.

“Material Indebtedness” is defined in Section 7.5.

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period determined in conformity with Agreement Accounting Principles; provided, however, that to the extent reported as a separate item on the Borrower’s financial statements delivered pursuant to Section 6.1 hereof, there shall be excluded (i) the income (or loss) of any Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower, or any of its Subsidiaries by such Affiliate or other Person during such period, (ii) non-recurring cash charges in an aggregate amount not to exceed $10,000,000 during any fiscal year (any unused portion of such amount may not be carried forward to the following fiscal year), in either event with respect to any twelve-month period relevant for such calculation of the financial covenants contained in Sections 6.19, (iii) the income (or loss) from discontinued operations, (iv) all extraordinary items and (v) the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Net Worth” means the aggregate amount of shareholders equity of the Borrower as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.14.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Participants” is defined in Section 12.1(d).

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investments” means Investments in any of the following:

(i) Short-term obligations of, or fully guaranteed by, the United States of America;

(ii) Commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s and securities commonly known as “short-term bank notes” issued by any Lender denominated in United States dollars which at the time of purchase have been rated and the ratings for which are not less than P-2 if rated by Moody’s, and not less than A-2 if rated by S&P;

(iii) Demand deposit accounts maintained in the ordinary course of business;

(iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

(v) Tax-free government securities rated “A” or better as rated by S&P or Moody’s which have a weighted average life of less than two (2) years;

(vi) Government securities mutual funds which invest primarily in tax-free government securities rated “A” or better as rated by S&P or Moody’s which have a weighted average life of less than two (2) years;

(vii) Corporate debt securities rated “A” or better as rated by S&P or Moody’s that mature within two (2) years from the date the Investment is made by the Borrower or any of its Subsidiaries;

(viii) Collateralized mortgage obligations rated “A” or better as rated by S&P or Moody’s with an average life less than two (2) years;

(ix) Money market preferred stock investments rated “A” or better as rated by S&P or Moody’s;

(x) Repurchase agreements relating to a security which is rated “A” or better as rated by S&P or Moody’s that mature within two (2) years from the date the Investment is made by the Borrower or any of its Subsidiaries;

(xi) Tax free government securities rated “SP2” or better by S&P or “MIG2” or better by Moody’s with an average life of less than two (2) years;

(xii) Money market mutual funds with an average maturity of not more than 270 days which invest primarily in corporate or governmental debt securities and which debt securities have a rating equal to or better than the applicable rating for such securities set forth in clauses (ii), (vii), (x) or (xi) above; and

(xiii) any “Eligible Security” as defined in Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, including any such investment which would be an “Eligible Security” but for the fact that it has a remaining maturity in excess of 396 days (but only so long as it has a remaining maturity less than two years).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 430 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.1.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank of America (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Prior Agreement” means the Credit Agreement dated as of April 28, 2005 among the Borrower, JPMorgan Chase Bank, N.A., as LC Issuer, Swing Line Lender and Administrative Agent, and the Lenders party thereto, as amended through the date hereof.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Purchasers” is defined in Section 12.1.

“Rate Hedging Agreements” of a Person means (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, commodity hedging arrangements and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under Rate Hedging Agreements.

“Real Estate Subsidiary” means any Wholly-Owned Subsidiary of the Borrower existing on the date hereof or formed after the date hereof (i) for the purpose of (a) purchasing, developing and/or carrying real estate or lending money to the Borrower or any Wholly-Owned Subsidiary or (b) acting as a holding company for Subsidiaries which purchase, develop and/or carry real estate, (ii) which conducts no business other than that which is incidental to purchasing, developing and/or carrying real estate or lending money to the Borrower or any Wholly-Owned Subsidiary and (iii) which owns no significant assets other than real estate, Subsidiaries which are Real Estate Subsidiaries or mortgages on real estate owned by the Borrower or any Wholly-Owned Subsidiary.

“Register” is defined in Section 12.1(b)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rents” means, for any period for the Borrower and its Subsidiaries, all rental expense of the Borrower and its Subsidiaries for such period under real property operating leases (specifically including rents paid in connection with synthetic leases, tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products), on a consolidated basis as determined in accordance with Agreement Accounting Principles applied on a consistent basis, but excluding rental expense related to any operating lease that has been converted to a Capitalized Lease. Except as otherwise expressly provided herein, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure. The unfunded Commitments of, and the outstanding Loans, LC Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Sovereign” means Sovereign Bank, N.A., a federal thrift, in its individual capacity, and its successors.

“Statutory Reserve Rate” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The LIBOR Rate for each outstanding LIBOR Loan and for each outstanding Floating Rate Loan bearing interest at a rate based on the LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty” means that certain Guaranty dated as of the date hereof executed and delivered by the Guarantors in favor of the Administrative Agent, on behalf of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time, including any joinder agreements entered into pursuant to Section 6.20 hereto.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swing Line Borrowing Notice” is defined in Section 2.5.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $15,000,000 at any one time outstanding.

“Swing Line Lender” means Bank of America or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Trademark Subsidiary” means Strathmore Partners LP, a Delaware limited partnership and Wholly-Owned Subsidiary of the Borrower, formed for the purpose of (i) owning trademarks and/or other intellectual property and whose income is primarily derived from royalties received from the Borrower and its Subsidiaries for the use of such trademarks and/or other intellectual property and/or (ii) owning and operating retail stores in states in which the Borrower has determined there are advantages to operating retail stores in such state through a Wholly-Owned Subsidiary.

“Transferee” is defined in Section 12.2.

“Trademark Subsidiary Promissory Note” means that certain Second Amended and Restated Trademark Subsidiary Subordinated Promissory Note issued by the Borrower in favor of BJME Operating Corp. (as successor to the interests of BJ’s Northeast Business Trust (as assignee of BJ’s Northeast Operating Company)) in the original aggregate principal amount of $648,000,000 and dated September 21, 1999, as amended and restated as of April 28, 2005, as may be further amended and restated as of October 30, 2009, and as further amended from time to time.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a LIBOR Advance.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more direct or indirect Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of the Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

2.2 Required Payments; Termination.

(a) The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

(b) If for any reason the Aggregate Outstanding Credit Exposure at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or cash collateralize the LC Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to cash collateralize the LC Obligations pursuant to this Section 2.2(b) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitments then in effect.

2.3 Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4 Types of Advances. The Advances may be Floating Rate Advances or LIBOR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

2.5 Swing Line Loans.

2.5.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, in its discretion and on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.5.2 Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written notice of Swing Line Loan (a “Swing Line Borrowing Notice”), appropriately completed and signed by a Authorized Officer of the Borrower and substantially in the form of Exhibit D. The Swing Line Loans shall bear interest at the Floating Rate.

2.5.3 Making of Swing Line Loans. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Borrowing Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Borrowing Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (New York time) on the date of the proposed Swing Line Loan (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.5.1, or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. (New York time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

2.5.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, by written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to the Lenders) given not later than 10:00 a.m. (New York time) on the applicable repayment date, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the tenth (10th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 1:00 p.m. (New York time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Charlotte, North Carolina to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be converted into LIBOR Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6 Commitment Fee; Reductions and Increases in Aggregate Commitment.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than Defaulting Lenders) according to its Pro Rata Share a commitment fee at a per annum rate equal to the product of (i) the Applicable Margin times (ii) the actual daily amount by which the Aggregate Commitments exceed the sum of the Aggregate Outstanding Credit Exposure, from the date hereof to and including the later of the Facility Termination Date and the date all Loans and Reimbursement Obligations have been paid in full, payable on each Payment Date hereafter and on the Facility Termination Date.

(b) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

(c) The Borrower may, at its option, on up to two occasions, seek to increase the Aggregate Commitment by up to an aggregate amount of $125,000,000 (resulting in a maximum Aggregate Commitment of $325,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent. No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental

Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Advance and Facility L/C such that, after giving effect thereto, all credit exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Borrower shall make any payments under Section 3.4 resulting from such assignments. Any such increase of the Aggregate Commitment shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.

2.7 Minimum Amount of Each Advance. Each LIBOR Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $3,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.8 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 (or, if less, the entire principal amount thereof then outstanding) any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one (1) Business Day’s prior notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 (or, if less, the entire principal amount thereof then outstanding) and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 10:00 a.m. (New York time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding LIBOR Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 (or, if less, the entire principal amount thereof then outstanding) in excess thereof, any portion of the outstanding LIBOR Advances upon three (3) Business Days’ prior notice to the Administrative Agent.

2.9 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable thereto from time to time; provided, however, there shall not be more than ten Interest Periods in effect at any time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the proposed Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and not later than 11:00 a.m. (New York time) on the date three (3) Business Days before the Borrowing Date for each LIBOR Advance, provided that any such notice of a Floating Rate Advance to refinance reimbursement of a Facility LC disbursement pursuant to Section 2.20.6 may be given not later than 11:00 a.m. (New York time) on the date of the proposed Advance. Each such notice shall specify the following and, if in writing, be appropriately completed and signed by a Authorized Officer of the Borrower and substantially in the form of Exhibit E:

(i) the Borrowing Date, which shall be a Business Day, of such Advance,

(ii) the aggregate amount of such Advance,

(iii) the Type of Advance selected, and

(iv) in the case of each LIBOR Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Charlotte, North Carolina to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.10 Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Floating Rate Advance unless (x) such LIBOR Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a LIBOR Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a LIBOR Advance or continuation of a LIBOR Advance not later than 11:00 a.m. (New York time) on the date at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii) the amount of such Advance which is to be converted into or continued as a LIBOR Advance and the duration of the Interest Period applicable thereto.

2.11 Changes in Interest Rate, etc.

Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a LIBOR Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a LIBOR Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate (or such other rate as may have been agreed to by the Borrower and the Swing Line Lender) for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such LIBOR Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Advance. If any amount of principal of or interest on any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal 2% plus the rate otherwise applicable to such loan. Upon the request of the Required Lenders, while any Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum equal 2% plus the rate otherwise applicable to such loan.

2.13 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending

Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank of America for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

2.14 Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain the Register as set forth in Section 12.1(b)(iv).

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.15 Reserved.

2.16 Interest Payment Dates; Interest and Fee Basis; Retroactive Adjustment of Applicable Margin.

(a) Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a LIBOR Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each LIBOR Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year (except that interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day year, or when appropriate, 366-day year). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Adjusted Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the LC Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the LC Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the LC Issuer, as the case may be, under Section 2.20.4, 2.20.5 or 2.12 or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitment and the repayment of all other Obligations hereunder.

2.17 Notification of Advances, Interest Rates, Prepayments and Commitment Changes. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction or increase notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18 Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any LIBOR Advance (or, in the case of any Floating Rate Advance, prior to 12:00 noon on the date of such Advance) that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.9 (or, in the case of a Floating Rate Advance, that such Lender has made such share available in accordance with and at the time required by Section 2.9) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Floating Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.19 shall be conclusive, absent manifest error.

2.20 Facility LCs.

2.20.1 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of and for the account of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $50,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance. If the Borrower so requests in any applicable Facility LC Application, the LC Issuer may, in its sole and absolute discretion, agree to issue a Facility LC that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Facility LC) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Facility LC is issued. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Facility LC at any time to an expiry date not later than the Facility Termination Date; provided, however, that the LC Issuer shall not permit any such extension if (a) the LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Facility LC in its revised form (as extended) under the terms hereof (by reason of the provisions of this Section 2.20 or otherwise), or (b) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (i) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing the LC Issuer not to permit such extension. The LC Issuer shall not be under any obligation to issue any Facility LC if a default of any Lender’s obligations to fund under Section 2.20 exists or any

Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the LC Issuer has entered into arrangements satisfactory to the LC Issuer with the Borrower or such Lender to eliminate the LC Issuer’s risk with respect to such Lender.

2.20.2 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3 Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 11:00 a.m. (New York time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4 Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a letter of credit fee (the “LC Fee”) for each Facility LC equal to the Applicable Margin for Facility LCs times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.20.14. LC Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Facility Termination Date and thereafter on demand and (ii) computed on a quarterly basis in arrears; provided that (1) no LC Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any LC Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Default exists, all LC Fees shall accrue at the rate set forth in Section 2.12.

(b) The Borrower shall also pay directly to the LC Issuer for its own account a fronting fee with respect to each Facility LC, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Facility LC and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Facility LC, on the Facility Termination Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Facility LC, the amount of such Facility LC shall be determined in accordance with Section 2.20.14. In addition, the Borrower shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.20.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after noon (New York time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.20.7 Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. Subject to the provisions of Section 2.20.8, the Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. Subject to the provisions of Section 2.20.8, the LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Subject to the provisions of Section 2.20.8, the Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

2.20.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall, as between the Lenders and the LC Issuer, in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.20.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.20.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.11 Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank of America having a maturity not exceeding thirty (30) days. Nothing in this Section 2.20.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.20.12 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.13 Reserved.

2.20.14 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documentation relating to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit available to be drawn after giving effect to all such increases, whether or not such maximum stated amount available to be drawn is in effect at such time.

2.20.15 Applicability of ISP. Unless otherwise expressly agreed by the LC Issuer and the Borrower when a Facility LC is issued (including any such agreement applicable to an existing Letter of Credit), the rules of the ISP shall apply to each Facility LC.

2.20.16 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the LC Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its LIBOR Loans, Facility LCs or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its LIBOR Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its LIBOR Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending

Installation or the LC Issuer to make any payment calculated by reference to the amount of LIBOR Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender, or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its LIBOR Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such LIBOR Loans, Commitment, Facility LCs or participations therein, then, within fifteen (15) days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If any Lender determines that maintenance of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund LIBOR Advances are not available or (ii) the interest rate applicable to LIBOR Advances does not accurately reflect the cost of making or maintaining LIBOR Advances, then the Administrative Agent shall suspend the availability of LIBOR Advances and require any affected LIBOR Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such LIBOR Advance.

3.5 Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date of this Agreement, or, if later, the date it becomes a Lender, deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY or such other form as allowed by the United

States Internal Revenue Service, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above or a Lender has failed to provide the forms pursuant to clause (vi) below (unless, in each case, such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes that would have been avoided if the Lender had provided the forms that it was required to provide under clauses (iv) and/or (vi); provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) or (vi) the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, however, that a Non-U.S. Lender that complies with the requirements of clause (iv) shall be considered to have complied with this clause (vi) with respect to the withholding of Taxes under the Code.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), to the extent not otherwise indemnified under this Agreement, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement; provided, that notwithstanding anything herein to the contrary, the Borrower shall not be liable for and shall not be required to compensate or indemnify any Lender or the LC Issuer for any amount or amounts pursuant to Section 3.1, 3.2 or 3.4 unless a demand is made upon the Borrower within 120 days after the date upon which the applicable Lender’s or LC Issuer’s right to reimbursement arises. If any Lender requests compensation under Section 3.1, 3.2 or 3.4, or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.5, the Borrower may replace such Lender in accordance with Section 9.16.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent (with sufficient copies, as requested by the Administrative Agent, for the Lenders) the following:

(i) Copies of the articles or certificate of incorporation, certificate of limited partnership or declaration of trust, as applicable, of the Borrower and each Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in the applicable jurisdiction of incorporation.

(ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its by-laws or agreement of limited partnership, as applicable, and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or such Guarantor is a party.

(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or such Guarantor authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or such Guarantor.

(iv) A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v) A written opinion of the Borrower’s internal counsel and external counsel, addressed to the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and its counsel.

(vi) Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(vii) Executed originals of this Agreement and of the Subsidiary Guaranty substantially in the form attached hereto as Exhibit C, each of which shall be in full force and effect, together with all schedules and exhibits required to be delivered pursuant hereto and thereto.

(viii) There shall not have occurred since January 31, 2009 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(ix) Evidence that concurrently with the initial Credit Extension hereunder, the Prior Agreement is being terminated and all amounts due and payable thereunder paid.

(x) Such other documents as any Lender, the LC Issuer or its counsel may have reasonably requested.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Each Credit Extension. The Lenders shall not be required to make any Credit Extension (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) unless on the applicable Credit Extension Date:

(i) No Default or Unmatured Default shall have occurred and be continuing on such Credit Extension Date or after giving effect to the Credit Extension to be made on such Credit Extension Date unless such Default or Unmatured Default shall have been waived in accordance with this Agreement.

(ii) The representations and warranties contained in Article V of this Agreement and in the other Loan Documents are true and correct in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii) All legal matters incident to the making of such Credit Extension shall be reasonably satisfactory to the Lenders and their counsel.

Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed Compliance Certificate in substantially the form of Exhibit A as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only), business trust or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have such requisite authority or to have such good standing would not have a Material Adverse Effect.

5.2 Authorization and Validity. The Borrower and each Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower and each Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper organizational proceedings, and the Loan Documents to which the Borrower and each Guarantor is a party constitute legal, valid and binding obligations of the Borrower and such Guarantor enforceable against such party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower and each Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5 Material Adverse Change; Default. Since January 31, 2009, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect. No Default or Unmatured Default has occurred and is continuing.

5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service (or the applicable statute of limitations is closed) through the fiscal year ended January 29, 2005. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate. If the Borrower or any of its Subsidiaries is a limited liability company, each such limited liability company qualifies for partnership tax treatment under United States federal tax law.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extension. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum required contribution (as defined in Section 430(a) of the Code) has been timely contributed to each Plan.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact as of the date furnished or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date furnished.

5.11 Regulation U and X. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U or Regulation X. Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U or Regulation X. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except where the failure to do so, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.14 Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.15 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary on a consolidated basis, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i) as soon as available, but in any event within ninety (90) days after the close of each of its fiscal years (or, if earlier, within 15 days after the date required to be filed with the Securities and Exchange Commission without giving effect to extensions), an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss, reconciliation of surplus and cash flow statements, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof and setting forth the calculation of the covenants set forth in Section 6.19 hereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Unmatured Default which would not be disclosed in the ordinary course of an audit.

(ii) as soon as available, but in any event within forty five (45) days after the close of the first three quarterly periods of each of its fiscal years (or, if earlier, within 10 days after the date required to be filed with the SEC without giving effect to extensions), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and reconciliation of surplus and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii) Together with the financial statements required under Sections 6.1(i) and (ii), a Compliance Certificate in substantially the form of Exhibit A signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv) As soon as available, but in any event on or before the 120th day of each fiscal year of the Borrower, a copy of the plan and forecast (including a one year projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year.

(v) As soon as possible and in any event within ten (10) days after the Borrower knows that any ERISA Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said ERISA Event and the action which the Borrower proposes to take with respect thereto.

(vi) As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, and (c) any notice of any event or occurrence or the assertion or commencement of any claims, actions, or other proceeding or against or affecting the Borrower or any Subsidiary which, in the case of clause (a), (b) or (c) could reasonably be expected to have a Material Adverse Effect.

(vii) For any fiscal quarter during which the Borrower has created a new Subsidiary or terminated the existence of any existing Subsidiary as may be permitted hereunder, together with the financial statements required hereunder covering such period, a certificate signed by an Authorized Officer attaching a revised Schedule 5.8 which modifies the list of Subsidiaries contained therein to show any such additions and deletions the delivery of which shall be deemed to be a representation and warranty of the Borrower as to the accuracy of such revised Schedule.

(viii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(ix) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(x) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(i), (ii), (viii) or (ix) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(iii) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.10); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions (a) for working capital, capital expenditures and other lawful corporate purposes and (b) to refinance in full the Indebtedness under the Prior Agreement. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Default. The Borrower will, and will cause each Guarantor to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business. The Borrower will, and will cause each Active Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to conduct business, remain incorporated or organized and in good standing or have such requisite authority would not have a Material Adverse Effect.

6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles. At any time that the Borrower or any of its Subsidiaries is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under United States federal tax law.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies (and/or through a self-insurance program) insurance on all their Property in such amounts (and/or with such reserves) and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to do so, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property which is used or useful in the business of the Borrower or any of its Subsidiaries in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may request.

6.10 Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, in each case on either a cash basis or on a synthetic basis through the use of derivatives, except that (i) any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary and (ii) so long as prior to and after giving effect thereto no Default or Unmatured Default shall exist the Borrower and each Subsidiary may declare or pay any dividends on its capital stock and redeem, repurchase or otherwise acquire or retire any of its capital stock, in each case on either a cash basis or on a synthetic basis through the use of derivatives. Solely for purposes of determining compliance with Sections 6.19.1 and 6.19.2 for purposes of the foregoing condition, the date of the proposed declaration, dividend, redemption, repurchase or other acquisition or retirement shall be deemed the end of a fiscal quarter.

6.11 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i) The Loans, the Reimbursement Obligations and obligations to the Lenders under or in connection with the Loan Documents.

(ii) Indebtedness existing on the date hereof and described in Schedule 6.11 hereto.

(iii) Contingent Obligations (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) to purchase real property from another Person or guaranties incurred in the ordinary course of business in connection with the purchase or lease of stores or distribution centers, provided that (A) not less than eighty percent (80%) of the total square footage of each such store or distribution center so purchased or leased shall be utilized by the

Borrower or its Subsidiaries and (B) the aggregate amount of such Contingent Obligations pursuant to this clause (b) at any time outstanding shall not exceed $75,000,000, (c) consisting of guaranties incurred by the Borrower to support operating leases and/or Indebtedness incurred by any Subsidiary not prohibited hereunder and (d) obligations as the general partner of the Trademark Subsidiary.

(iv) Capitalized Lease Obligations due from the Borrower or any Real Estate Subsidiary not to exceed, at any time outstanding, $100,000,000 in the aggregate.

(v) Obligations to make “earnout” payments in respect of Acquisitions permitted hereby.

(vi) Investments permitted under Section 6.14.

(vii) Indebtedness of the Borrower owing to any Wholly-Owned Subsidiary, or of any Guarantor owing to the Borrower or to any Wholly-Owned Subsidiary, or of any Wholly-Owned Subsidiary which is not a Borrower or Guarantor to another Wholly-Owned Subsidiary which is not a Borrower or Guarantor.

(viii) Additional Indebtedness of the Borrower or its Subsidiaries, at any time outstanding; provided that no more than $125,000,000 in the aggregate of such Indebtedness incurred by the Borrower’s Subsidiaries may be outstanding at any one time; and provided further that, after giving effect thereto, the Borrower would be in compliance with Section 6.19.1 (treating the date of incurrence as a fiscal quarter end).

6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

(i) a Subsidiary may merge with and into the Borrower or a Wholly-Owned Subsidiary;

(ii) the Borrower may merge or consolidate with any Person which is in a business related to the Borrower’s business; and

(iii) any Subsidiary of the Borrower may merge or consolidate with or into another Person in a transaction constituting (A) a disposition of assets by the Borrower so long as such disposition is permitted by Section 6.13 hereof or (B) an Acquisition so long as such Acquisition is permitted by Section 6.14;

provided that in each such case, (a) immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default or Unmatured Default and, (b) in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving corporation.

6.13 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except:

(i) for sales of inventory in the ordinary course of business and obsolete, worn out or no longer useful furniture, equipment and other goods in the ordinary course of business;

(ii) that (A) any Subsidiary may sell, lease or otherwise dispose of assets (x) to any other Subsidiary which is a Guarantor or to the Borrower and (y) to any Subsidiary which is not a Guarantor so long as after giving effect to any such disposition the aggregate amount of all such dispositions pursuant to this subsection (ii) during the proceeding twelve month period does not exceed five percent (5%) of the Borrower’s consolidated assets as of the last day of the most recently ended fiscal quarter of the Borrower, (B) the Borrower may transfer liquor licenses owned by the Borrower or other permits obtained by the Borrower and used in the operation of any of the stores to any such Subsidiary and (C) the Borrower may transfer or sell operating assets to the Trademark Subsidiary in the ordinary course of business consistent with the past practices of the Borrower;

(iii) for any transfer of an interest in accounts or notes receivable on a limited recourse basis, provided that such transfer qualifies as a sale under generally accepted accounting principles;

(iv) for leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions permitted under clauses (i), (ii) and (iii) above) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries;

(v) for sales of Permitted Investments in the ordinary course of business;

provided that in each such case, immediately after giving effect thereto, no event shall have occurred and be continuing that constitutes a Default or an Unmatured Default.

6.14 Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to:

(a) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

(i) Investments in Subsidiaries made prior to the date hereof and described in Schedule 6.14 hereto.

(ii) Permitted Investments, Investments permitted under Section 6.11 hereof and asset sales, leases or dispositions permitted under Section 6.13(ii).

(iii) Investments consisting of loans to participants, or the purchase of securities of the Borrower from participants, made pursuant to the provisions of any employee benefit plan, including without limitation the Borrower’s 1997 Replacement Stock Incentive Plan, 1997 Stock Incentive Plan or the 1997 Director Stock Option Plan.

(iv) Investments consisting of stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or other claims due or owing to the Borrower or any Subsidiary or as security for any such Indebtedness or claim.

(v) Loans made by the Borrower in connection with the development of new retail establishments or distribution centers for the Borrower; provided that the aggregate outstanding amount of all such loans, as and when any such loan is made, shall not exceed five percent (5%) of the Borrower’s consolidated assets as of the last day of the most recently ended fiscal quarter of the Borrower.

(vi) Investments made by the Borrower in the Investment Subsidiary for the purpose of making Permitted Investments.

(vii) Investments made by any Subsidiary in the Borrower.

(viii) Investments in the Trademark Subsidiary in an aggregate amount not to exceed, at any time outstanding, (A) $400,000,000 minus (B) the amount of any Investments in the Trademark Subsidiary (which amount as of the Closing Date is set forth on Schedule 6.14 and is equal to $277,207,313).

(ix) Investments made by the Borrower, any Real Estate Subsidiary or the Trademark Subsidiary in any Real Estate Subsidiary, so long as, for any such Real Estate Subsidiary receiving Investments, the sum of such Investments plus any other Indebtedness of such Real Estate Subsidiary does not exceed 105% of the acquisition cost of the real estate owned by such Real Estate Subsidiary.

(x) Investments made by means of a merger or consolidation permitted by Section 6.12 hereof.

(xi) For the Borrower only: any Investment consisting of (A) the acquisition of stock or other equity interests which constitutes an Acquisition permitted pursuant to the terms of Section 6.14(b); (B) the creation of any new Subsidiary to act as the purchaser in an Acquisition permitted pursuant to the terms of Section 6.14(b); and (C) an Investment in a

Subsidiary for the purpose of facilitating an Acquisition permitted pursuant to the terms of Section 6.14(b), provided, however, that the aggregate amount of such Investments made since the date hereof is less than thirty percent (30%) of Net Worth at the time of the Investment.

(xii) (a) The creation of any new Wholly-Owned Subsidiary and (b) Investments therein so long as such entity is a Guarantor.

(xiii) Rate Hedging Obligations permitted by Section 6.18.

(xiv) Additional Investments, at any time outstanding, not to exceed $100,000,000 in the aggregate.

(b) make any Acquisition of any Person, except for an Acquisition: (i) for which the board of directors of the Person being acquired has approved the terms of the Acquisition, (ii) the purchase price of which (including the aggregate amount of (i) assumed liabilities for borrowed money, (ii) deferred compensation and (iii) non-compete and earn-out payments), when added to the purchase price of all other Acquisitions made during the same fiscal year, is less than twenty five percent (25%) of the Borrower’s consolidated assets as of the beginning of such fiscal year, (iii) the giving effect to which will not cause a Default or an Unmatured Default and (iv) for which the Borrower has previously provided the Lenders with (a) financial information with respect to the entity to be acquired (including historical financial statements, pro-forma statements after giving effect to the Acquisition and projections) and (b) to the extent available, a detailed description of the entity to be acquired, its products, markets served and customer concentrations.

6.15 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business.

(iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

(v) Liens existing on the date hereof and described in Schedule 6.15 hereto.

(vi) Liens incurred in connection with purchase money financing of Property in the ordinary course of business, provided that such Liens shall attach solely to the Property acquired, any improvement thereon and any lease or other proceeds thereof and shall not attach to any other Property and the amount of Indebtedness secured thereby shall at no time exceed $50,000,000 in the aggregate.

(vii) Liens existing on Property acquired by the Borrower or any of its Subsidiaries at the time of its Acquisition, so long as such Lien was not created in contemplation of such Acquisition.

(viii) Liens resulting from commitments of the Borrower and its Subsidiaries under Capitalized Leases.

(ix) Liens incurred in connection with any transfer of an interest in accounts or notes receivable, that at the time of such transfer, qualified as a sale under generally accepted accounting principles.

(x) Liens under leases of personalty or real estate to which the Borrower and any of its Subsidiaries is a party, provided that such Liens (A) do not attach to inventory held for sale in leased stores or warehouses except only after bankruptcy, insolvency or similar events to the extent of any landlord’s lien, (B) are not incurred in connection with the borrowing of money or the obtaining of advances or credit by the Borrower or any of its Subsidiaries, and (C) do not in the aggregate materially detract from the value of the Property of the Borrower and its Subsidiaries or materially impair the use thereof in the operation of their respective businesses.

(xi) Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries which do not cover accounts receivable, cover only de minimis amounts of inventory sold to the Borrower and its Subsidiaries by certain suppliers to secure the amounts owing such suppliers for the same, are not incurred in connection with the borrowing of money or the obtaining of advances or credits or in connection with the acquisition of real property or machinery or equipment except incidental to the acquisition of business properties as a whole or as a going concern, and which do not in the aggregate materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of their respective businesses.

(xii) Liens granted by any Subsidiary to the Borrower or a Wholly-Owned Subsidiary to secure loans from the Borrower or such Wholly-Owned Subsidiary, which loans were permitted by Section 6.14(a) and Liens on real estate granted by the Borrower to any Real Estate Subsidiary which secure Indebtedness owed by the Borrower to any Wholly-Owned Subsidiary in an aggregate amount at any time outstanding not in excess of $100,000,000.

(xiii) Liens on real property which relate to Indebtedness of the Borrower or any Real Estate Subsidiary incurred in the ordinary course of business in connection with the financing of real property in an amount not to exceed $100,000,000 in the aggregate at any time outstanding.

(xiv) Liens in favor of the LC Issuer on cash collateral securing the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder.

(xv) In addition to Liens otherwise permitted by this Section 6.15, Liens on assets of the Borrower and its Subsidiaries securing obligations not exceeding $25,000,000 in the aggregate at any time outstanding.

6.16 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower or a Wholly-Owned Subsidiary with respect to transactions other than the sale, transfer or other disposition of assets) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.17 Amendments. The Borrower will not, and will not permit any Subsidiary to make any amendment, waiver, cancellation, termination or modification to the Trademark Subsidiary Promissory Note except with the consent of the Required Lenders which consent shall not be unreasonably withheld. The parties agree that the Required Lenders shall consent to amendments to the Trademark Subsidiary Promissory Note, on one or more occasions, to provide for inclusion in the definition of “Senior Debt” in the Trademark Subsidiary Promissory Note other indebtedness which the Borrower is allowed to incur under Section 6.11 hereof and which the Borrower elects to designate as “Senior Debt” solely for purposes of the Trademark Subsidiary Promissory Note and to make conforming changes in the Trademark Subsidiary Promissory Note as is reasonably necessary to implement the inclusion of other obligations of the Borrower in the definition of “Senior Debt”. The form of any such amendment shall be reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.18 Rate Hedging Obligations. The Borrower will not, and will not permit any Subsidiary to, enter into or remain liable upon any Rate Hedging Obligations, except for (i) Rate Hedging Obligations in a notional amount not to exceed an amount equal to one-half of the Aggregate Commitment (determined as of the time the applicable Rate Hedging Obligation is incurred) and (ii) Rate Hedging Obligations arising out of commodities hedging transactions entered into in the ordinary course of business and not for speculative purposes.

6.19 Financial Covenants. On and subsequent to the date hereof, the Borrower shall maintain, for itself and its Subsidiaries on a consolidated basis, each of the following financial covenants, each calculated, on a rolling four-quarter basis, in accordance with Agreement Accounting Principles.

6.19.1 Adjusted Leverage Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter an Adjusted Leverage Ratio not exceeding 3.10 to 1.0.

6.19.2 Fixed Charge Coverage Ratio. The Borrower shall maintain, on a consolidated basis, as of the end of each fiscal quarter a Fixed Charge Coverage Ratio greater than 1.75 to 1.0.

6.20 Subsidiary Guaranties. If the Subsidiaries (other than the Real Estate Subsidiaries, the Trademark Subsidiary, the Investment Subsidiary and BJME Operating Corp.) have assets which in the aggregate have a book value equal to or greater than twenty-five percent (25%) of an amount equal to (i) the book value of the Borrower’s total consolidated assets and less (ii) the book value of real estate owned by the Real Estate Subsidiaries, each determined on a consolidated basis as at the end of any fiscal quarter, the Borrower shall cause all Subsidiaries other than the Real Estate Subsidiaries to deliver to the Administrative Agent, on behalf of the Lenders and the LC Issuer, on or before the date prescribed by Section 6.1(i) or (ii), as applicable, for the delivery of financial statements for such fiscal quarter (i) an executed guaranty in substantially the form attached hereto as Exhibit D or a joinder agreement in substantially the form attached to such guaranty and (ii) an opinion of counsel to such Subsidiaries that such guaranty has been duly executed and delivered and is a legal, valid and binding obligation of such Subsidiaries enforceable in accordance with its terms (subject to customary exceptions). If any Subsidiary (other than a Real Estate Subsidiary) has assets which in the aggregate have a book value equal to or greater than fifteen percent (15%) of an amount equal to (i) the book value of the Borrower’s total consolidated assets and less (ii) the book value of real estate owned by the Real Estate Subsidiaries, each determined on a consolidated basis as at the end of any fiscal quarter, the Borrower shall cause such Subsidiary to deliver to the Administrative Agent, on behalf of the Lenders and the LC Issuer, within thirty (30) days after the end of any such fiscal quarter (i) an executed guaranty substantially in the form attached hereto as Exhibit D or a joinder agreement substantially in the form attached to such guaranty and (ii) an opinion of counsel to such Subsidiary that such guaranty has been duly executed and delivered and is a legal, valid and binding obligation of such Subsidiary enforceable in accordance with its terms (subject to customary exceptions).

6.21 Intercompany Indebtedness. After the occurrence and during the continuance of a Default or an Unmatured Default, the Borrower will not prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness owed to any Subsidiary.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, or 6.21.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender.

7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness with a principal amount in excess of $25,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries in the performance of any material term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other material event shall occur or material condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6 The Borrower or any of its Active Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7 Without the application, approval or consent of the Borrower or any of its Active Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Active Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Active Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all or other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods.

7.11 Any Change in Control shall occur.

7.12 The Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Subsidiary Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Subsidiary Guaranty or any Guarantor shall deny that it has further liability under the Subsidiary Guaranty, or shall give notice to such effect.

7.13 Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, any Guarantor, any of its or their Subsidiaries or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration; Facility LC Collateral Account.

(i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the excess, if any, of (x) the amount of LC Obligations at such time, over (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time. At such time as no Default is continuing and the Aggregate Commitment has not been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower.

8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections 8.2(ii), (iv), (v), (vi) and (vii), all of the Lenders):

(i) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(ii) Reduce the percentage specified in the definition of Required Lenders.

(iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or except as contemplated by Section 2.6(c), increase the amount of the Aggregate Commitment or the Commitment of any Lender hereunder or the commitment to issue Facility LCs.

(iv) Permit the Borrower to assign its rights under this Agreement.

(v) Amend this Section 8.2.

(vi) Release all or substantially all of the value of the Subsidiary Guaranty.

(vii) Change Section 2.13 or Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.1 without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.6(c) to be delivered in connection with an increase to the Aggregate Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

8.3 Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 2.20.4.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6 and 9.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer and the Lenders, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.5), (ii) any Loan or

Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of the Borrower’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

9.7 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10 Confidentiality. Each agent and each Lender agrees to hold any confidential information which it may receive from the Borrower or any Subsidiary pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2, and (viii) rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Each agent and each Lender will instruct each Person to which it transmits confidential information hereunder to abide by the provisions of this Section.

9.11 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.12 Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank of America and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.14 Termination of Prior Agreement. Each of the Lenders which is a “Lender” under the Prior Agreement, in its capacity as such, agrees with the Borrower that as of the date hereof the Prior Agreement shall be terminated except for provisions with respect to indemnification and other provisions which by their terms survive termination.

9.15 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the

Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

9.16 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.1, Section 3.2 or Section 3.4, (b) the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.5, or (c) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.1(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under 3.1 or Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable laws; and

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment; Nature of Relationship. Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents (herein referred to as the “Administrative Agent”) and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) The Administrative Agent agrees that in the event it shall fail to fund its portion of any Loan within three Business Days of the date on which it shall have been required to fund same, so long as the Administrative Agent is a Defaulting Lender as a result of such failure, it shall cooperate in good faith with efforts initiated by the Required Lenders to replace it with a successor administrative agent that is satisfactory to the Required Lenders and the Borrower (including resigning in connection with such replacement).

(c) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (ii) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

10.9 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.20.4, 2.6 and 9.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 9.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any times held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

11.2 Ratable Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date”

is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or an Unmatured Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment to make Revolving Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.4, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 8.2 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(iv) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as LC Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as LC Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as LC Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Floating Rate Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.20.6). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Floating Rate Advances or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.5.4. Upon the appointment of a successor LC Issuer and/or Swing Line Lender,

(1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (2) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

12.2 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.3 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.15 with respect to all borrowing or Facility LC notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (so long as received during normal business hours, if not, then the next Business Day), (ii) if given by mail, 96 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2 CONSENT TO JURISDICTION. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Frank Forward

Print Name:	Frank Forward

Title:	Chief Financial Officer

Address:	One Mercer Road
P.O. Box 9600
Natick, Massachusetts 01760
Attn: Frank Forward
Executive Vice President and Chief Financial Officer

Telephone:	(508) 651-6500
Telecopy:	(508) 651-6623

with a copy to:

Address:	One Mercer Road
P.O. Box 9600
Natick, Massachusetts 01760
Attn: General Counsel

Telephone:	(508) 651-6670
Telecopy:	(508) 651-6551

BANK OF AMERICA, N.A.,
Individually, as LC Issuer, as Swing Line Lender and as Administrative Agent

By:	/s/ Thomas Kainamura

Print Name:	Thomas Kainamura

Title:	Vice President

Address:

Attn:

Telephone:
Telecopy:

Sovereign Bank, as a Lender

By:	/s/ John M. Faber

Print Name:	John M. Faber

Title:	Senior Vice President

Address:	446 Main Street Worcester, MA 01608

	Attn:	John M. Faber MA1 WCM 3-01

Telephone:	(508)	890-6824
Telecopy:	(508)	791-0317

Fifth Third Bank, as a Lender

By:	/s/ Garland F. Robeson IV

Print Name:	Garland F. Robeson IV

Title:	Assistant Vice President

Address:	5050 Kingsley Drive MD 1MOC2B Cincinnati, OH 45227 Attn: Joyce Elam

Telephone:	(513)	358-7336
Telecopy:	(513)	358-3480

Barclays Bank PLC, as a Lender

By:	/s/ Nicholas A. Bell

Print Name:	Nicholas A. Bell

Title:	Director

Address:	745 7th Avenue New York, NY 10019 Attn: Bank Debt Management

Telephone:	(212)	526-9799
Telecopy:	(212)	526-5115

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Donald Schwartz

Print Name:	Donald Schwartz

Title:	Senior Vice President

Address:	375 Park Ave, 3rd Floor New York, NY 10152 Attn: Inna Rudsky

Telephone:	(212)	214-7206
Telecopy:	(212)	214-7233

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Conan Schleicher

Print Name:	Conan Schleicher

Title:	Vice President

Address:	(Credit notification): PD-OR-P4CB 555 SW Oak St., #400 Portland, OR 97204 Attn: Conan Schleicher

Telephone:	(503)	275-5101
Telecopy:	(503)	275-5428

Address:	(Operations notification): Complex Credits 400 City Center Oshkosh, WI 54901 complex_credits_oshkosh @usbank.com Attn: Complex Credits

Telephone:	(920)	237-7367
Telecopy:	(920)	237-7993

SCHEDULE 1

Commitments

Lender	Commitment
Bank of America, N.A.	$42,500,000
Sovereign Bank	$40,000,000
Fifth Third Bank	$32,500,000
Barclays Bank PLC	$32,500,000
Wells Fargo Bank N.A.	$32,500,000
US Bank National Association	$20,000,000

Total:	$200,000,000

Schedule 5.8

SUBSIDIARIES

The following is a list of Subsidiaries of BJ’s Wholesale Club, Inc.:

1.	BJ’s Wholesale Club, Inc. owns 100% of the issued shares of common stock of the following corporations:

Jurisdiction
BJ’s MA Distribution Center, Inc.	Massachusetts
CWC Beverages Corp.	Connecticut
FWC Beverages Corp.	Florida
JWC Beverages Corp.	New Jersey
Mormax Beverages Corp.	Delaware
Mormax Corporation	Massachusetts
Natick 1998 Realty Holdings, Inc.	Maryland
Natick Atlantic Corp.	Georgia
Natick GA Beverage Corp.	Georgia
Natick Realty Holdings, Inc.	Maryland
Natick Security Corp.	Massachusetts
RWC Beverages Corp.	Rhode Island
Strathmore Holdings, Inc.	Delaware
YWC Beverages Corp.	New York

2.	BJ’s Wholesale Club, Inc. owns 100% of the issued shares of the following trust:

Jurisdiction
BJ’s Uxbridge Business Trust	Delaware

3.	BJ’s Wholesale Club, Inc. is the sole member of the following limited liability companies:

Jurisdiction
BJ’s NJ Distribution Center, LLC	Delaware
ProFoods Restaurant Supply, LLC	Delaware

4.	BJ’s Uxbridge DC Business Trust is the sole member of the following limited liability company:

Jurisdiction
BJ’s Uxbridge, LLC	Delaware

5.	Strathmore Holdings, Inc. is the sole general partner, owning 1%, and BJ’s owns a 99% limited partnership interest in:

Jurisdiction
Strathmore Partners LP	Delaware

6.	BJ’s NJ Distribution Center, LLC owns 100% of the issued shares of the following corporation:

Jurisdiction
BJME Operating Corp.	Massachusetts

7.	BJME Operating Corp. owns 100% of the issued shares of the following corporation:

Jurisdiction
Natick Realty, Inc.	Maryland

8.	BJME Operating Corp. is the sole member of the following limited liability company:

Jurisdiction
BJNH Operating Co., LLC.	Delaware

9.	Natick Realty, Inc. owns 100% of the issued shares of common stock of the following corporations:

Jurisdiction
Mercer Mortgage Holdings, Inc.	Delaware
Natick CT Derby Realty Corp.	Connecticut
Natick CT Realty Corp.	Connecticut
Natick Fifth Realty Corp.	Maryland
Natick Fourth Realty Corp.	New Jersey
Natick Lancaster Realty Corp.	Pennsylvania
Natick MA 1995 Realty Corp.	Massachusetts
Natick MA Realty Corp.	Massachusetts
Natick MA Revere Realty Corp.	Massachusetts
Natick MD Lexington Park Realty Corp.	Maryland
Natick MD Oxon Hill Realty Corp.	Maryland
Natick MD Prince Georges Realty Corp.	Maryland
Natick MD Westminster Realty Corp.	Maryland
Natick ME 1995 Realty Corp.	Maine
Natick NC Mooresville Realty Corp.	North Carolina
Natick NH 1994 Realty Corp.	New Hampshire
Natick NH Hooksett Realty Corp.	New Hampshire
Natick NH Realty Corp.	New Hampshire
Natick NJ 1993 Realty Corp.	New Jersey
Natick NJ Flemington Realty Corp.	New Jersey
Natick NJ Hamilton Township Realty Corp.	New Jersey
Natick NJ Manahawkin Realty Corp.	New Jersey
Natick NJ Realty Corp.	New Jersey
Natick NJ Vineland Realty Corp.	New Jersey
Natick NY 1992 Realty Corp.	New York
Natick NY 1995 Realty Corp.	New York
Natick NY College Point Realty Corp.	New York
Natick NY Freeport Realty Corp.	New York
Natick NY Nassau Realty Corp.	New York
Natick NY Realty Corp.	New York
Natick OH Canton Realty Corp.	Ohio
Natick PA 1995 Realty Corp.	Pennsylvania

Natick PA Langhorne Realty Corp.	Pennsylvania
Natick PA Plymouth Realty Corp.	Pennsylvania
Natick PA Realty Corp.	Pennsylvania
Natick PA Stroudsburg Realty Corp.	Pennsylvania
Natick Portsmouth Realty Corp.	New Hampshire
Natick SC Greenville Realty Corp.	South Carolina
Natick Second Realty Corp.	Massachusetts
Natick Sennett Realty Corp.	New York
Natick Sixth Realty Corp.	Connecticut
Natick VA Hampton Realty Corp.	Virginia
Natick VA Mechanicsville Realty Corp.	Virginia
Natick VA Realty Corp.	Virginia
Natick VA Richmond Realty Corp.	Virginia
Natick VA Woodbridge Realty Corp.	Virginia
Natick Waterford Realty Corp.	Connecticut
Natick Yorktown Realty Corp.	New York

10.	Natick Realty, Inc. owns 100% of the issued shares of the following business trust:

Jurisdiction
Mercer Holdings 2002 Business Trust	Massachusetts

Schedule 6.11

Indebtedness

Indebtedness relating to that certain Promissory Note and Deed of Trust and Security Agreement in favor of B. Randolph Boyd, as trustee and Protective Life Insurance with a maturity date of November 1, 2011 in the original amount of $5,700,000.00, as amended and in effect from time to time.

Indebtedness relating to that certain Master Commercial Letter of Credit Reimbursement Agreement, dated as of July 25, 2005, by and between Bank of America, N.A. (formerly Fleet National Bank) and the Company, as amended, modified, supplemented, refinanced or replaced from time to time.

Indebtedness relating to that certain Continuing Letter of Credit Agreement, dated as of May 2008, by and between Wachovia Bank, N.A. and the Company, as amended, modified, supplemented, refinanced or replaced from time to time.

Indebtedness relating to the Trademark Subsidiary Note.

Schedule 6.15

Liens

See Schedule 6.11 which is incorporated herein by reference (other than the reference to the Trademark Subsidiary Note).

Exhibit A

FORM OF COMPLIANCE CERTIFICATE

For the fiscal quarter ended _________________, 20___.

I, ______________________, [Title] of BJ’s Wholesale Club, Inc. (the “Borrower”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as of October __, 2009 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Lenders and Bank of America, N.A., as Administrative Agent:

(a)	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(b)	Since ___________ (the date of the last similar certification, or, if none, the Closing Date) no Default or Unmatured Default has occurred under the Credit Agreement;

(c)	(select one):

☐	Attached hereto is a supplement to Schedules 5.8 (Subsidiaries) of the Credit Agreement, such that, as supplemented, such Schedule 5.8 is accurate and complete as of the date hereof.

☐	No such supplement is required at this time.

Delivered herewith are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 6.19 of the Credit Agreement as of the end of the fiscal period referred to above.

This ______ day of ___________, 20__.

BJ’S WHOLESALE CLUB, INC.

By:
Name: Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Exhibit B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________________________

2.	Assignee:	______________________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	BJ’s Wholesale Club, Inc.

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of October __, 2009 among Borrower, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

[1]	Select as applicable.
[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7.	Trade Date: ______________][4]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By
Title:

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A. as Agent

By
Title:

[Consented to:]6

[BANK OF AMERICA, N.A., as LC Issuer][and Swing Line Lender]

By
Title:

BJ’S WHOLESALE CLUB, INC.

By
Title:

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 12.1(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.1(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C

FORM OF SUBSIDIARY GUARANTY

This GUARANTY (this “Guaranty”) is made as of October         , 2009, by each of the undersigned (each a “Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “Guarantors”) in favor of BANK OF AMERICA, N.A., a national banking association, as agent for its benefit and the ratable benefit of the Lenders (as defined below) and its successors as agent for the Lenders (in such capacity, and together with its successors as agent for the Lenders, the “Agent”).

Factual Background

The Guarantors are executing this Guaranty to induce the Lenders to loan funds to BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”) pursuant to that certain Credit Agreement dated as of the date hereof by and among the Borrower, the several financial institutions from time to time party thereto (collectively, the “Lenders”) and the Agent, as agent for the Lenders (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”). Capitalized terms used in this Guaranty and not defined herein shall have the meanings given in the Credit Agreement.

Each Guarantor is a direct or indirect wholly-owned subsidiary of the Borrower. The Guarantors will receive benefit from the loans made by the Lenders in that the Borrower provides needed working capital to the Guarantors and will obtain a portion of that working capital from loans made by the Lenders.

1. Guaranty. The Guarantors jointly and severally irrevocably and unconditionally guaranty, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all Obligations of the Borrower under or in connection with the Credit Agreement and each of the other Loan Documents to which the Borrower is or may become a party, whether for principal, interest, costs, fees, expenses, indemnities or otherwise and all obligations of Guarantor existing under this Guaranty and each other Loan Document to which it is or may become a party, in each case whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (collectively, the “Guaranteed Obligations”). The Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be prima facie evidence of the existence and amounts of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty. The obligations of the Guarantors hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated and resident in the United States of America. All payments by the Guarantors hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes. All payments made by any Guarantor hereunder shall be made in accordance with Article III as applicable, and assuming for these purposes that such Guarantor is the “Borrower” thereby.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Agent or facilities provided by the Agent with respect to the Guaranteed Obligations are terminated.

4. Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.

5. Subrogation. Each Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Agent or facilities provided by the Agent with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and shall forthwith be paid to the Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Each Guarantor agrees that the Agent may, at any time and from time to time, and without notice to such Guarantor, make any agreement with the Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantors under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of the Borrower, or any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which the Agent now has or may hereafter have against the Borrower and waives any benefit of and any right to participate in any security now or hereafter held by the Agent. Further, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

7. Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by the Agent and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Agent to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against such Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Agent or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations; provided, however, that so long as no Event of Default is continuing, the Borrower may make payments to a Guarantor in the ordinary course of business to the extent permitted under the Credit Agreement. If the Agent so requests, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Agent and the proceeds thereof shall be paid over to the Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

10. Information. Each Guarantor agrees to furnish promptly to the Agent any and all financial or other information regarding such Guarantor or its property as the Agent may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Agent.

12. Expenses. The Guarantors shall pay on demand all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) paid or incurred in connection with the enforcement or collection of the Agent’s rights under this Guaranty. The obligations of the Guarantors under the preceding sentence shall survive termination of this Guaranty.

13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Agent and each Guarantor.

14. No Waiver. No failure by the Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind the Guarantors and their successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Agent (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Agent and its successors and assigns and the Agent may, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of New York. Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York, New York, in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Agent in connection with such action or proceeding shall be binding on each Guarantor if sent to such Guarantor by registered or certified mail at its address specified below. Each Guarantor agrees that the Agent may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Agent’s possession concerning such Guarantor, this Guaranty and any security for this Guaranty.

16. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as Guarantor requires, and that the Agent has no duty, and no Guarantor is relying on the Agent at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower.

17. Setoff. If and to the extent any payment is not made when due hereunder, the Agent may setoff and charge from time to time any amount so due against any or all of each Guarantor’s accounts or deposits with the Agent.

18. Other Guarantees. Unless otherwise agreed by the Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by such Guarantor for the benefit of the Agent or any term or provision thereof.

19. Representations and Warranties. Each Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; (iii) the execution and delivery by such Guarantor of this Guaranty and performance by such Guarantor of its obligations hereunder, does not violate the provisions of any applicable law, regulation or order binding on the Guarantor, and does not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the execution and delivery by the Guarantor of this Guaranty and the performance by the Guarantor of its obligations hereunder have been obtained or made and are in full force and effect; (v) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of such Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, that has been delivered to the Agent by or on behalf of such Guarantor, is complete and correct in all material respects and fairly presents the financial condition and the operations of such Guarantor as of the date set forth therein and there has been no change in the financial condition or operations of such Guarantor which could reasonably be expected to have a Material Adverse Effect.

20. Foreign Currency. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Agent in the place of the Agent’s choice at or about 8:00 a.m. on the date for determination specified above. Each Guarantor shall indemnify the Agent and hold the Agent harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by such Guarantor. The obligations hereunder shall not be affected by any acts of any governmental authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Borrower is located. If the Agent so notifies the Guarantors in writing, at the Agent’s sole and absolute discretion, payments under this Guaranty shall be the U.S. Dollar equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made.

21. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTORS AND AGENT EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed on the date first above written.

GUARANTORS:	BJME OPERATING CORP.

By:

Name:

Title:

Address:

STRATHMORE HOLDINGS, INC.

By:

Name:

Title:

Address:

STRATHMORE PARTNERS LP

By:

Name:

Title:

Address:

BJ’S NJ ATLANTIC DISTRIBUTION CENTER, LLC

By:

Name:

Title:

Address:

NATICK REALTY, INC.

By:

Name:

Title:

Address:

NATICK SECURITY CORP.

By:

Name:

Title:

Address:

Exhibit D

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October [        ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an LC Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Loan requested herein complies with the requirements of the provisos to the first sentence of Section 2.5.1 of the Agreement.

BJ’S WHOLESALE CLUB, INC.

By:

Name:

Title:

Exhibit E

FORM OF LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October [        ], 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an LC Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐    Advance of Loans                                    ☐    A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For LIBOR Loans: with an Interest Period of [ months] [seven days].

The Advance, if any, requested herein complies with the provisos to the first sentence of Section 2.1 of the Agreement.

BJ’S WHOLESALE CLUB, INC.

By:

Name:

Title: